Exhibit 99.1

Press Release Châtillon, France, November 6, 2024

DBV Technologies Reports Third Quarter 2024 Financial Results

DBV closes Q3 2024 with a cash balance of $46.4 million; cash runway into Q1 2025

DBV Technologies (Euronext: DBV – ISIN: FR0010417345 – Nasdaq Stock Market: DBVT – CUSIP: 23306J200), a clinical-stage biopharmaceutical company, today reported financial results for the third quarter of 2024. The quarterly and nine months financial statements were approved by the Board of Directors on November 6, 2024.

Financial Highlights for the third quarter Ended September 30, 2024

The Company’s interim condensed consolidated financial statements for the nine months ended September 30, 2024, are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Cash and Cash Equivalents

Cash and cash equivalents amounted to $46.4 million as of September 30, 2024, compared to $141.4 million as of December 31, 2023, a net decrease of $95.0 million. This decrease includes $92.2 million in operating activities, mainly in external clinical trial related expenses, notably progress on patient enrollment in VITESSE Phase 3 clinical trial, as well as Regulatory and Manufacturing activities to support ongoing clinical trials.

The Company has incurred operating losses and negative cash flows from operations since inception. As of the date of the filling, DBV’s available cash and cash equivalents will not be sufficient to support our operating plan for at least the next 12 months. As such, there is substantial doubt regarding its ability to continue as a going concern.

Based on its current operations, plans and assumptions, the Company expects that its balance of cash and cash equivalents will be sufficient to fund its operations into Q1 2025.

The Company intends to seek additional capital as it continues research and development efforts and prepares for the launch of Viaskin Peanut, if approved. The Company cannot guarantee that it will be able to obtain the necessary financing to meet its needs or to obtain funds at attractive terms and conditions, including as a result of disruptions or fluctuations of the global financial markets due to various factors outside the Company’s control. A severe or prolonged economic downturn could result in a variety of risks to the Company, including reduced ability to raise additional capital when needed or on acceptable terms, if at all.

If the Company is not successful in its financing objectives, the Company could have to scale back its operations, notably by delaying or reducing the scope of its research and development efforts or obtain financing through arrangements with collaborators or others that may require the Company to relinquish rights to its product candidates that the Company might otherwise seek to develop or commercialize independently.

In millions of USD (unaudited)	U.S. GAAP
	nine months ended September 30,
	2024	2023
Net cash & cash equivalents at the beginning of the period	141.4	209.2
Net cash flow used in operating activities	(92.2)	(66.0)
Net cash flow provided by / (used in) investing activities	(1.5)	(0.6)
Net cash flow provided by / (used in) financing activities	(0.1)	7.0
Effect of exchange rate changes on cash & cash equivalents	(1.1)	(0.4)
Net cash & cash equivalents at the end of the period	46.4	149.1

This interim condensed financial information does not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company was unable to continue as a going concern.

Operating Income

Until the end of 2023, our operating income was composed of both the French Research Tax Credit scheme (Crédit d’Impôt Recherche, or “CIR”) and the revenue recognized under the Collaboration Agreement with NESTEC. Following the termination of the Collaboration Agreement on October 30, 2023, our operating income is now exclusively generated by the French Research Tax Credit.

Operating income amounted to $3.6 million for the 9 months ended September 30, 2024, compared with $6.9 million for the same period in 2023. This decrease by $3.2 million is composed of (1) $1.9 million following the termination of the Collaboration Agreement with NESTEC, and (2) a lower Research Tax Credit entitlement as a greater proportion of studies activities are carried out in North America by $1.3 million

In millions of USD (unaudited)	U.S. GAAP		U.S. GAAP
	nine months ended September 30,		three months ended September 30,
	2024	2023	2024	2023
Research tax credits	3.6	5.0	1.1	1.2
Other operating income	—	1.9	—	1.1
Operating income	3.6	6.9	1.1	2.4

Operating Expenses

Operating expenses amounted to $96.4 million for the nine months ended September 30, 2024, compared with $71.4 million for the nine months ended September 30, 2023, an increase by $25.0 million. This increase is primarily driven by Research & Development for $23.0 million resulting from (1) patient enrollment in VITESSE Phase 3 clinical trial, (2) preparatory activities for the COMFORT studies in anticipation of initiation after FDA alignment, (3) Regulatory and Manufacturing activities to support ongoing clinical trials.

General and Administrative expenses increased by $1.4 million during the nine months ended September 30, 2024, compared to the nine months ended September 30, 2023, mainly due to one-time costs associated with (1) office moves in France and the U.S., (2) financing activities and (3) trademark and patent activities.

In millions of USD (unaudited)	U.S. GAAP		U.S. GAAP
	nine months ended September 30,		three months ended September 30,
	2024	2023	2024	2023
Research & Development	(70.4)	(47.4)	(23.7)	(13.8)

Sales & Marketing	(2.3)	(1.6)	(0.5)	(0.7)

General & Administrative	(23.7)	(22.3)	(7.2)	(6.2)
Operating expenses	(96.4)	(71.4)	(31.4)	(20.6)

Net Loss and Net Loss Per Share

The Company recorded a net loss for the nine months ended September 30, 2024, of $90.9 million, compared to a net loss of $61.5 million for the nine months ended September 30, 2023.

On a per share basis, net loss (based on the weighted average number of shares outstanding over the period) was $(0.95) for the nine months ended September 30, 2024.

	U.S. GAAP		U.S. GAAP
	nine months ended September 30,		three months ended September 30,
	2024	2023	2024	2023
Net income / (loss) (in millions of USD)	(90.9)	(61.5)	(30.4)	(16.7)
Basic / diluted net income / (loss) per share (USD/share)	(0.95)	(0.65)	(0.32)	(0.17)

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (unaudited)

In millions of USD	U.S. GAAP
	September 30, 2024	December 31, 2023
Assets	93.1	183.0
of which cash & cash equivalents	46.4	141.4
Liabilities	39.0	42.8
Shareholders’ equity	54.0	140.2

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS(unaudited)

In millions of USD	U.S. GAAP		U.S. GAAP
	nine months ended September 30,		three months ended September 30,
	2024	2023	2024	2023
Operating income	3.6	6.9	1.1	2.4
Research & Development	(70.4)	(47.4)	(23.7)	(13.8)
Sales & Marketing	(2.3)	(1.6)	(0.5)	(0.7)
General & Administrative	(23.7)	(22.3)	(7.2)	(6.2)
Operating expenses	(96.4)	(71.4)	(31.4)	(20.6)
Financial income/(expenses)	1.9	3.0	(0.1)	1.5
Income tax	—	—	—	—
Net loss	(90.9)	(61.5)	(30.4)	(16.7)
Basic/diluted net loss per share attributable to shareholders	(0.95)	(0.65)	(0.32)	(0.17)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

In millions of USD	U.S. GAAP
	nine months ended September 30,
	2024	2023
Net cash flows provided / (used) in operating activities	(92.2)	(66.0)
Net cash flows provided / (used) in investing activities	(1.5)	(0.6)
Net cash flows provided / (used) in financing activities	(0.1)	7.0
Effect of exchange rate changes on cash & cash equivalents (U.S. GAAP presentation)	(1.1)	(0.4)
Net increase / (decrease) in cash & cash equivalents	(94.9)	(60.1)
Net cash & cash equivalents at the beginning of the period	141.4	209.2
Net cash & cash equivalents at the end of the period	46.4	149.1

About DBV Technologies

DBV Technologies is a clinical-stage biopharmaceutical company developing treatment options for food allergies and other immunologic conditions with significant unmet medical need. DBV is currently focused on investigating the use of its proprietary technology platform, Viaskin, to address food allergies, which are caused by a hypersensitive immune reaction and characterized by a range of symptoms varying in severity from mild to life-threatening anaphylaxis. Millions of people live with food allergies, including young children. Through epicutaneous immunotherapy (EPIT™), the Viaskin platform is designed to introduce microgram amounts of a biologically active compound to the immune system through intact skin. EPIT is a new class of non-invasive treatment that seeks to modify an individual’s underlying allergy by re-educating the immune system to become desensitized to allergen by leveraging the skin’s immune tolerizing properties. DBV is committed to transforming the care of food allergic people. The Company’s food allergy programs include ongoing clinical trials of Viaskin Peanut in peanut allergic toddlers (1 through 3 years of age) and children (4 through 7 years of age).

DBV Technologies is headquartered in Châtillon, France, with North American operations in Warren, NJ. The Company’s ordinary shares are traded on segment B of Euronext Paris (Ticker: DBV, ISIN code: FR0010417345) and the Company’s ADSs (each representing one ordinary share) are traded on the Nasdaq Capital Select Market (Ticker: DBVT – CUSIP: 23306J200).

For more information, please visit www.dbv-technologies.com and engage with us on X (formerly Twitter) and LinkedIn.

Forward Looking Statements

This press release may contain forward-looking statements and estimates, including statements regarding DBV’s financial condition, forecast of its cash runway, the therapeutic potential of Viaskin® Peanut patch and EPIT™, designs of DBV’s anticipated clinical trials, DBV’s planned regulatory and clinical efforts including timing and results of communications with regulatory agencies, the ability of any of DBV’s product candidates, if approved, to improve the lives of patients with food allergies. These forward-looking statements and estimates are not promises or guarantees and involve substantial risks and uncertainties. At this stage, DBV’s product candidates have not been authorized for sale in any country. Among the factors that could cause actual results to differ materially from those described or projected herein include uncertainties associated generally with research and development, clinical trials and related regulatory reviews and approvals, and DBV’s ability to successfully execute on its budget discipline measures. A further list and description of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements in this press release can be found in DBV’s regulatory filings with the French Autorité des Marchés Financiers (“AMF”), DBV’s filings and reports with the U.S. Securities and Exchange Commission (“SEC”), including in DBV’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 7, 2024, and future filings and reports made with the AMF and SEC by DBV. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements and estimates, which speak only as of the date hereof. Other than as required by applicable law, DBV Technologies undertakes no obligation to update or revise the information contained in this Press Release.

Viaskin is a registered trademark and EPIT is a trademark of DBV Technologies.

Investor Contact

Katie Matthews

DBV Technologies

katie.matthews@dbv-technologies.com

Media Contact

Angela Marcucci

DBV Technologies

angela.marcucci@dbv-technologies.com